Exhibit 99.1

Dynacast International Inc. Reports Financial Results for the Year Ended December 31, 2013

CHARLOTTE, N.C., March 21, 2014 /PRNewswire/ — As previously announced, the management of Dynacast International Inc. (“Dynacast”) will hold a conference call at 11:00 a.m., Eastern Time, on Friday, March 21, 2014, to review Dynacast’s results for the year ended December 31, 2013.

Net sales were $580.0 million for the year ended December 31, 2013, a $60.6 million, or 11.7%, increase from the prior year. Adjusted EBITDA increased by $11.1 million, or 11.9%, to $104.6 million for the year ended December 31, 2013 compared to the prior year. Dynacast reported net income of $1.2 million for the year ended December 31, 2013, a $1.8 million increase from the prior year.

The average value of the U.S. Dollar relative to the currencies of the countries and regions in which we operate had only a minor impact on results for the year ended December 31, 2013. The overall impact of all currency movements was to increase net sales by $4.7 million for the year ended December 31, 2013 and to increase adjusted EBITDA by $0.5 million.

Conference Call

The conference call will be held at 11:00 a.m., Eastern Time, on March 21, 2014 and may be accessed by dialing (877) 873-1192 for U.S. callers or (706) 643-1195 for international callers. Please reference conference ID# 12363779.

A telephonic replay of the call will be available after 2.00 p.m., Eastern Time, on March 21, 2014 and continue through April 21, 2014 and can be accessed by dialing (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. Please reference conference ID# 12363779.

About Dynacast International Inc.

Dynacast is a global manufacturer of small, engineered die cast components for thousands of companies in end markets such as automotive safety and electronics, consumer electronics, telecommunications, healthcare, hardware, computers and peripherals. Dynacast has recently announced its entry into the metal injection molding market, expanding our ability to produce precision components using a wide variety of metals, including stainless steel, titanium and copper.

Dynacast produces precision components by combining extensive engineering knowledge with our specialized manufacturing technologies. We provide cost effective solutions for our customers worldwide by identifying opportunities to redesign or consolidate products and assemblies through die-casting. We have a history of delivering value to our customers through our engineering expertise, efficient operations and Advanced Quality Planning systems.

With Global Headquarters in Charlotte, NC, Dynacast operates 22 manufacturing facilities in 16 countries worldwide. Please visit www.dynacast.com to learn more.

Non-GAAP Measures

Adjusted EBITDA and Segment EBITDA, as used in this news release, are non-GAAP financial measures.

EBITDA is earnings before interest, other income, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for certain items that we believe hinder comparison of the performance of our business either period-over-period or with other businesses, including non-controlling interests, management fees, restructuring costs, professional fees and transaction costs. Items are excluded from Adjusted EBITDA because they are individually or collectively material items that we do not consider to be representative of the performance of our business during the periods presented. We believe that the presentation of Adjusted EBITDA enhances an investor’s understanding of our performance.

Segment EBITDA is calculated by adding back depreciation and amortization expense to segment operating income and subtracting non-controlling interests in EBITDA for each segment. We measure and evaluate our reportable segments based on segment operating income, which is consistent with our chief operating decision maker’s assessment of segment performance. Segment EBITDA does not purport to be an alternative to segment operating income.

Adjusted EBITDA and Segment EBITDA are considered non-GAAP measures because they exclude amounts that are included in, or include amounts that are excluded from, the most directly comparable measure calculated and presented in accordance with GAAP or are calculated using financial measures that are not calculated in accordance with GAAP. Adjusted EBITDA and Segment EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for an analysis of our results as reported under GAAP. Some of these limitations include, but are not limited to the fact that Adjusted EBITDA and Segment EBITDA:

•	do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;

•	do not reflect any cash requirements that would be required for replacement of assets that are being depreciated or amortized; and

•	may exclude items that reflect cash payments that were made, or will in the future be made.

The non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies, which limits their usefulness as comparative measures.

For reconciliations of Adjusted EBITDA and Segment EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Reconciliation of Non-GAAP Measures” in the accompanying tables.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this news release may constitute “forward looking statements.” Forward-looking statements can generally be identified by the use of forward-looking terminology, such as “contemplate,” “believe,” “estimate,” “anticipate,” “continue,” “expect,” “intend,” “predict,” “project,” “potential,” “possible,” “may,” “plan,” “should,” “would,” “goal,” “target” or other similar expressions or, in each case, their negative or other variations or comparable terminology. Forward-looking statements express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, and include all matters that are not historical facts. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements involve certain risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Actual outcomes or results may differ materially from those made in or suggested by the forward-looking statements. Factors that may cause actual outcomes or results to differ materially from forward-looking statements include those discussed in Part II, Item 1A. Risk Factors in our Form 10-K filed on March 14, 2014 and in any of our subsequent filings with the Securities and Exchange Commission.

Dynacast International Inc.

Consolidated Statements of Operations (Unaudited)

	For the Year ended
(in millions of dollars)	December 31, 2013	December 31, 2012
		(As Recast)
Net sales	$580.0	$519.4
Costs of goods sold	(441.7)	(398.0)

Gross margin	138.3	121.4
Operating expenses:
Selling, general and administrative expense	(68.9)	(62.1)
Transaction costs	—	(0.6)
Restructuring expense	—	(0.5)

Total operating expenses	(68.9)	(63.2)
Operating income	69.4	58.2

Other income (expense):
Interest expense	(47.9)	(48.7)
Other (expense) income	(5.7)	(3.2)

Income before income taxes	15.8	6.3

Income tax expense	(14.6)	(6.9)

Net income (loss)	1.2	(0.6)

Less: net income attributable to non-controlling interests	(0.4)	(0.3)

Less: Series A preferred stock dividends and accretion	—	(0.2)

Net income (loss) attributable to controlling stockholders	$0.8	$(1.1)

Dynacast International Inc.

Consolidated Balance Sheets (Unaudited)

(in millions of dollars)	December 31, 2013	December 31, 2012
		(As Recast)
Assets
Current assets:
Cash and cash equivalents	$36.8	$28.0
Accounts receivable, net of reserve for uncollectible accounts of $1.5 million and $1.3 million, respectively	97.0	87.6
Inventory	45.0	36.7
Prepaids and other assets	15.2	14.5
Deferred income taxes	4.9	4.3

Total current assets	198.9	171.1
Property and equipment, net of accumulated depreciation of $41.7 million and $23.7 million, respectively	148.7	127.5
Intangible assets, net of accumulated amortization of $39.8 million and $23.4 million, respectively	249.0	261.9
Goodwill	246.7	242.8
Deferred financing costs	15.7	19.7
Deferred income taxes	5.1	5.3
Other assets	4.6	4.5

Total assets	$868.7	$832.8

Liabilities and Equity
Current liabilities:
Accounts payable	67.7	$62.1
Income taxes payable	5.8	3.0
Accrued expenses and other liabilities	53.4	49.8
Accrued interest	15.0	15.0
Deferred revenue	12.2	8.4
Current portion of accrued pension and retirement benefit obligations	0.8	0.6
Current portion of long-term debt	5.6	6.3
Deferred income taxes	0.4	0.2

Total current liabilities	160.9	145.4

Accrued interest and dividends	17.9	11.7
Accrued pension and retirement benefit obligations	22.5	23.5
Long-term debt, net	384.7	386.2
Mandatorily redeemable preferred stock	53.0	53.0
Warrants	15.6	9.5
Deferred income taxes	68.9	70.3
Other liabilities	9.7	4.5

Total liabilities	733.2	704.1

Puttable common stock; $0.001 par value: 1,500 shares authorized and outstanding at December 31, 2013 and 2012, respectively	1.5	1.5

Commitments and contingencies

Equity:
Common stock; $0.001 par value: 300,000 shares authorized and 170,000 outstanding at December 31, 2013 and 2012, respectively	0.2	0.2
Additional paid-in capital	167.5	167.5
Accumulated foreign currency translation adjustments, net	(10.5)	(14.5)
Unrealized (losses) gains on cash flow hedges, net	(0.2)	0.1
Cumulative unrealized pension losses, net	(2.3)	(4.3)
Accumulated deficit	(24.8)	(25.6)

Total equity attributable to controlling stockholders	129.9	123.4

Non-controlling interests	4.1	3.8

Total equity	134.0	127.2

Total liabilities and equity	$868.7	$832.8

Dynacast International Inc.

Consolidated Statements of Cash Flows (Unaudited)

	For the Year ended
(in millions of dollars)	December 31, 2013	December 31, 2012
		(As Recast)

Cash flows from operating activities
Net income (loss)	$1.2	$(0.6)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	34.7	32.6
Amortization of deferred financing costs	4.6	3.6
Change in fair value of derivatives	0.1	(0.3)
Deferred income taxes	(2.2)	(4.6)
Change in fair value of warrants	6.1	3.4
Beneficial conversion value of Series A preferred stock	—	0.9
Accrued dividends on mandatorily redeemable preferred stock	8.0	8.5
Other	1.7	0.6
Changes in operating assets and liabilities:
Accounts receivable	(8.7)	(20.0)
Inventory	(8.0)	(3.4)
Prepaid and other assets	(4.3)	(1.4)
Accounts payable	5.1	14.0
Income taxes payable	4.7	0.4
Accrued expenses	4.3	0.3
Other	6.0	(1.6)

Net cash flows provided by operating activities	53.3	32.4

Cash flows from investing activities
Capital expenditures	(39.7)	(22.0)
Settlements of derivative contracts	0.1	1.6

Net cash flows used in investing activities	(39.6)	(20.4)

Cash flows from financing activities
Draws on revolver	9.0	24.5
Repayments on revolver	(9.0)	(24.5)
Draws on credit facility	4.9	—
Repayments on credit facility	(4.9)	—
Proceeds from ERP loan	5.8	—
Debt issuance costs	(0.6)	(1.2)
Dividends paid to non-controlling interests	(0.2)	(0.3)
Repayments on long-term debt	(8.1)	(5.0)
Dividends paid to holders of mandatorily redeemable preferred stock	(1.8)	—

Net cash flows used in financing activities	(4.9)	(6.5)

Effect of exchange rate changes on cash and cash equivalents	—	1.4
Net change in cash and cash equivalents	8.8	6.9

Cash and cash equivalents
Beginning of year/period	28.0	21.1

End of year/period	$36.8	$28.0

Supplemental investing and financing activities:
Capital expenditures which were accrued but not paid	$2.3	$2.7
Capital expenditures previously accrued which were paid	$2.7	$1.9

Dynacast International Inc.

Reconciliation of Non-GAAP Measures

The following tables reconcile our total net income (loss) to Adjusted EBITDA and our net income (loss) by segment to Segment EBITDA for the periods shown:

	For the Three Months Ended
	December 31, 2013					December 31, 2012
(In millions of dollars)	Europe	Asia	North America	Corporate	Total	Europe	Asia	North America	Corporate	Total

Net sales	$46.0	$66.9	$38.3	$—	$151.2	$41.0	$62.0	$38.9	$—	$141.9

Net income (loss)	$3.2	$10.2	$18.2	$(33.5)	$(1.9)	$1.7	$11.3	$18.4	$(30.6)	$0.8
Income taxes	2.2	0.2	(14.4)	16.0	4.0	3.2	(0.3)	(11.7)	9.8	1.0
Interest expense	0.4	0.1	—	11.0	11.5	—	—	—	14.9	14.9
Other (expense) income	(0.9)	(0.2)	—	2.3	1.2	(1.0)	—	(0.1)	1.0	(0.1)

Operating income (loss)	4.9	10.3	3.8	(4.2)	14.8	3.9	11.0	6.6	(4.9)	16.6
Depreciation & amortization	3.7	3.4	2.1	—	9.2	3.2	3.3	1.9	—	8.4

EBITDA	8.6	13.7	5.9	(4.2)	24.0	7.1	14.3	8.5	(4.9)	25.0

Non-controlling interests in EBITDA	—	(0.4)	—	—	(0.4)	(0.1)	(0.1)	—	—	(0.2)
Management fees	—	—	—	0.6	0.6	—	—	—	0.6	0.6
Transaction & related costs	—	—	—	—	—	—	—	—	(0.2)	(0.2)

Adjusted EBITDA	$8.6	$13.3	$5.9	$(3.6)	$24.2	$7.0	$14.2	$8.5	$(4.5)	$25.2

	For the Year Ended
	December 31, 2013					December 31, 2012
(In millions of dollars)	Europe	Asia Pacific	North America	Corporate	Total	Europe	Asia	North America	Corporate	Total

Net sales	$184.3	$236.0	$159.7	$—	$580.0	$170.6	$206.3	$142.5	$—	$519.4

Net income (loss)	$19.8	$30.8	$23.9	$(73.3)	$1.2	$18.5	$25.5	$21.6	$(66.2)	$(0.6)
Income taxes	5.0	5.2	2.2	2.2	14.6	4.5	3.2	1.6	(2.4)	6.9
Interest expense	1.7	0.2	—	46.0	47.9	1.7	0.2	—	50.2	52.1
Other (expense) income	(3.8)	(0.3)	—	9.8	5.7	(3.5)	(0.1)	(0.3)	3.7	(0.2)

Operating income (loss)	22.7	35.9	26.1	(15.3)	69.4	21.2	28.8	22.9	(14.7)	58.2
Depreciation & amortization	13.8	12.9	7.9	0.1	34.7	12.5	12.8	7.1	0.2	32.6

EBITDA	36.5	48.8	34.0	(15.2)	104.1	33.7	41.6	30.0	(14.5)	90.8

Non-controlling interests in EBITDA	(0.1)	(1.0)	—	—	(1.1)	(0.1)	(0.8)	—	—	(0.9)
Management fees	—	—	—	2.5	2.5	—	—	—	2.5	2.5
Impact of change in accounting principle as applied to prior periods	—	—	(0.9)	—	(0.9)	—	—	—	—	—
Restructuring & severance	—	—	—	—	—	0.5	—	—	—	0.5
Transaction & related costs	—	—	—	—	—	0.4	—	—	0.2	0.6

Adjusted EBITDA	$36.4	$47.8	$33.1	$(12.7)	$104.6	$34.5	$40.8	$30.0	$(11.8)	$93.5

CONTACT:

Richard J. Lehman Jr.

980-297-7354

richardlehman@dynacast.com